AGREEMENT AND PLAN OF MERGER

AND CORPORATE REORGANIZATION

dated as of March 9, 2007

between

COVALENCE SPECIALTY MATERIALS HOLDING CORP.

and

BERRY PLASTICS GROUP, INC.

W/1111718

TABLE OF CONTENTS
                Page
	ARTICLE I
	THE MERGER
1.1.	Effective Time of the Merger	1
1.2.	Closing	2
1.3.	Effects of the Merger	2
1.4.	Certificate of Incorporation and By-laws	2
	ARTICLE II
	EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
	CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES;
	CORPORATE REORGANIZATION
2.1.	Effect on Capital Stock	2
	(a)Cancellation of Treasury Stock	2
	(b)Conversion of Berry Common Stock	2
	(c)Conversion of Covalence Common Stock	3
	(d)Conversion of Covalence Preferred Stock	3
	(e)Appraisal Rights	4
2.2.	Exchange of Certificates	4
	(a)Exchange Agent	4
	(b)Exchange Procedures	4
	(c)Distributions with Respect to Unexchanged Shares	5
	(d)No Further Ownership Rights in Capital Stock	5
	(e)No Fractional Shares	5
	(f)Termination of Exchange Fund	6
	(g)No Liability	6
	(h)Withholding	6
	(i)Adjustment to Exchange Ratios	6
2.3.	Corporate Reorganization	6
	ARTICLE III
	REPRESENTATIONS AND WARRANTIES
3.1.	Representations and Warranties of Berry	7
	(a)Organization, Standing and Power	7
	(b)Capital Structure	8
	(c)Authority	9
	(d)SEC Documents; Financial Statements; Regulatory Reports; Undisclosed Liabilities	10
	(e)Information Supplied	11
	(f)Compliance with Applicable Laws and Reporting Requirements	11
	(g)Legal Proceedings	12

-i-

	(h)Taxes	12
	(i)Certain Agreements	12
	(j)Benefit Plans	13
	(k)Subsidiaries	14
	(l)Agreements with Regulators	14
	(m)Absence of Certain Changes or Events	14
	(n)Board Approval	14
	(o)Vote Required	14
	(p)Properties	15
	(q)Intellectual Property	15
	(r)Brokers or Finders	15
	(s)Opinion of Berry Financial Advisor	15
3.2.	Representations and Warranties of Covalence	16
	(a)Organization, Standing and Power	16
	(b)Capital Structure	16
	(c)Authority	17
	(d)SEC Documents; Financial Statements; Regulatory Reports; Undisclosed Liabilities	18
	(e)Information Supplied	19
	(f)Compliance with Applicable Laws and Reporting Requirements	19
	(g)Legal Proceedings	20
	(h)Taxes	20
	(i)Certain Agreements	20
	(j)Benefit Plans	21
	(k)Subsidiaries	21
	(l)Agreements with Regulators	22
	(m)Absence of Certain Changes or Events	22
	(n)Board Approval	22
	(o)Vote Required	22
	(p)Properties	22
	(q)Intellectual Property	23
	(r)Brokers or Finders	23
	(s)Opinion of Covalence Financial Advisor	23
	ARTICLE IV
	COVENANTS RELATING TO CONDUCT OF BUSINESS
4.1.	Covenants of Berry	23
	(a)Ordinary Course	24
	(b)Dividends; Changes in Stock	24
	(c)Issuance of Securities	24
	(d)Governing Documents, Etc.	24
	(e)No Acquisitions	24
	(f)No Dispositions	25
	(g)Indebtedness	25

-ii-

	(h)Other Actions	25
	(i)Accounting Methods	26
	(j)Tax-Free Reorganization Treatment	26
	(k)No Liquidation	26
	(l)Other Agreements	26
4.2.	Covenants of Covalence	26
	(a)Ordinary Course	26
	(b)Dividends; Changes in Stock	26
	(c)Issuance of Securities	27
	(d)Governing Documents	27
	(e)No Acquisitions	27
	(f)No Dispositions	27
	(g)Indebtedness	28
	(h)Other Actions	28
	(i)Accounting Methods	28
	(j)Tax-Free Reorganization Treatment	28
	(k)Compensation and Benefit Plans	28
	(l)No Liquidation	29
	(m)Other Agreements	29
4.3.	Transition	29
4.4.	Advice of Changes; Government Filings	29
4.5.	Control of Other Party’s Business	30
	ARTICLE V
	ADDITIONAL AGREEMENTS
5.1.	Preparation of Joint Information Statement	30
5.2.	Access to Information	31
5.3.	Reasonable Best Efforts	31
5.4	Equity Awards	32
	(a)Berry Stock Options and SARs	32
	(b)Covalence Stock Options	33
	(c)Covalence Restricted Stock Unit Awards	33
5.5.	Fees and Expenses	33
5.6.	Indemnification; Directors’ and Officers’ Insurance	33
5.7.	Public Announcements	34
5.8.	Debt Refinancing	34
5.9.	Management Agreements	35
5.10.	Additional Agreements	35
	ARTICLE VI
	CONDITIONS PRECEDENT
6.1.	Conditions to Each Party’s Obligation to Effect the Merger	35
	(a)Stockholder Approval	35
	(b)Other Approvals	35

-iii-

	(c)No Injunctions or Restraints; Illegality	36
	(d)Burdensome Condition	36
	(f)Solvency Opinion	36
	(g)Debt Refinancing	36
6.2.	Conditions to Obligations of Covalence	36
	(a)Representations and Warranties	36
	(b)Performance of Obligations of Berry	36
6.3.	Conditions to Obligations of Berry	36
	(a)Representations and Warranties	37
	(b)Performance of Obligations of Covalence	37
	ARTICLE VII
	TERMINATION AND AMENDMENT
7.1.	Termination	37
7.2.	Effect of Termination	38
7.3.	Amendment	38
7.4.	Extension; Waiver	38
	ARTICLE VIII
	GENERAL PROVISIONS
8.1.	Non-survival of Representations, Warranties and Agreements	38
8.2.	Notices	39
8.3.	Interpretation	39
8.4.	Counterparts	40
8.5.	Entire Agreement; No Third Party Beneficiaries	40
8.6.	Governing Law	40
8.7.	Severability	40
8.8.	Assignment	40
8.9.	Submission to Jurisdiction	40
8.10.	Enforcement	41
8.11.	WAIVER OF JURY TRIAL	41

Exhibits

Exhibit 1.4(a)	Certificate of Incorporation
Exhibit 1.4(b)	Bylaws

-iv-

Page

INDEX OF DEFINED TERMS

Section
Acquisitions	4.1(e)
Agreement	Preamble
Berry	Preamble
Berry Benefit Plans	3.1(j)
Berry Board Approval	3.1(n)
Berry Common Stock	2.1
Berry Exchange Ratio	2.1(a)(ii)
Berry Contracts	3.1(i)
Berry Disclosure Schedule	3.1
Berry Incentive Plan	3.1(b)(i)
Berry Intellectual Property	3.1(q)
Berry Permits	3.1(f)
Berry SEC Documents	3.1(d)
Berry Stock Option	3.1(b)(iii)
Berry Stockholders Agreement	3.1(b)(iii)
Benefit Plans	3.1(j)
Certificate of Merger	1.1
Certificate and Certificates	2.2(a)
Closing	1.2
Closing Date	1.2
Code	Recitals
Constituent Corporations	1.3
Covalence	Preamble
Covalence Benefit Plans	3.2(j)
Covalence Board Approval	3.2(n)
Covalence Common Stock	2.1(a)
Covalence Common Stock Exchange Ratio	2.1(a)(ii)
Covalence Contracts	3.2(i)
Covalence Disclosure Schedule	3.2
Covalence Exchange Ratio	2.1(a)(iii)
Covalence Incentive Plan	3.2(b)
Covalence Intellectual Property	3.2(q)
Covalence Permits	3.2(f)
Covalence Preferred Stock	2.1(a)
Covalence Preferred Stock Amount	2.1(a)(iii)
Covalence Preferred Stock Exchange Ratio	2.1(a)(iii)
Covalence RSUs	5.4(c)
Covalence SEC Documents	3.2(b)
Debt Commitment Letter	1.1
Debt Refinancing	5.8
DGCL	1.1
Dissenting Shares	2.1(b)
Effective Time	1.1

-v-

ERISA	3.1(j)
Exchange Act	3.1(d)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Foreign Antitrust Approvals	3.1(c)(iii)
Governmental Entity	3.1(c)(iii)
HSR Act	3.1(c)(iii)
Indemnified Liabilities	5.6(a)
Indemnified Parties	5.6(a)
Injunction	6.1(c)
Investor Rights Agreement	3.2(b)(iii)
Joint Information Statement	5.1
material	3.1(a)
material adverse effect	3.1(a)
Merger	Recitals
Offering Documents	5.8
Operating Company Merger	2.3
Required Berry Vote	3.1(o)
Required Covalence Vote	3.2(o)
Requisite Regulatory Approvals	6.1(b)
SEC	3.1
Securities Act	3.1(b)(iii)
Subsidiary	3.1(a)
Surviving Corporation	1.3
Surviving Corporation Common Stock	2.1(a)(ii)
tax, taxes, taxable	3.1(h)
Violation	3.1(c)(iii)
Voting Debt	3.1(b)(ii)

-vi-

AGREEMENT AND PLAN OF MERGER AND CORPORATE REORGANIZATION, dated as of March 9, 2007 (this “Agreement”), between COVALENCE SPECIALTY MATERIALS HOLDING CORP., a Delaware corporation (“Covalence”), and BERRY PLASTICS GROUP, INC., a Delaware corporation (“Berry”).

WHEREAS, the Boards of Directors of Covalence and Berry have approved, and deem it advisable, fair and in the best interests of their respective companies and their respective stockholders to consummate, the business combination transaction provided for herein in which Berry would merge with and into Covalence (the “Merger”);

WHEREAS, the Boards of Directors of Covalence and Berry have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

WHEREAS, Covalence and Berry desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, for federal income tax purposes, it is intended that the Merger and the Operating Company Merger shall each qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g);

WHEREAS, the advisory board of (i) Apollo Investment Fund V, L.P. and Apollo Overseas Partners V, L.P. (with respect to their interest in Covalence) and (ii) Apollo Investment Fund VI, L.P., Apollo Overseas Partners VI, L.P., Apollo Overseas Partners (Delaware) VI, L.P., Apollo Overseas Partners (Delaware 892) VI, L.P. and Apollo Overseas Partners (Germany) VI, L.P. (with respect to their interest in Berry) have approved this Agreement and the Merger, to the extent required by the relevant limited partnership agreements; and

WHEREAS, immediately following the execution and delivery of this Agreement, the holders of (i) a majority of the outstanding shares of Berry Common Stock have delivered to Berry and (ii) a majority of the outstanding shares of Covalence Common Stock have delivered to Covalence a written consent in lieu of a meeting, in accordance with Section 228 of the DGCL, pursuant to which such stockholders have approved the Merger, adopted this Agreement and approved the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I
THE MERGER

1.1.   Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger (the “Certificate of Merger”) shall be duly prepared, executed by the Surviving Corporation (as defined in Section 1.3) and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the Delaware General Corporation Law (the “DGCL”), on the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the “Effective
Time”).

1.2.   Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on the date (the “Closing Date”) that is the second business day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI (excluding conditions that, by their terms, are to be satisfied on the Closing Date), unless another time or date is agreed to in writing by the parties hereto, provided that in no event shall the Closing occur on a date that is prior to April 2, 2007. The Closing shall be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another place is agreed to in writing by the parties hereto.

1.3.   Effects of the Merger. At the Effective Time, Berry shall be merged with and into Covalence, the separate existence of Berry shall cease and Covalence will continue its corporate existence under Delaware law as the surviving corporation, provided that the name of the Surviving Corporation shall be changed to “Berry Plastics Group, Inc.” The Merger will have the effects set forth in the DGCL. As used in this Agreement, “Constituent Corporations” shall mean each of Covalence and Berry, and “Surviving Corporation” shall mean the surviving corporation in the Merger.

1.4.   Certificate of Incorporation and Bylaws. As of the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be changed to read in its entirety as set forth in Exhibit 1.4(a) and the Bylaws of the Surviving Corporation shall be changed to read in their entirety as set forth in Exhibit 1.4(b).

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES;
CORPORATE REORGANIZATION

2.1.   Effect on Capital Stock. (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of (i) Common Stock, par value $0.01 per share, of Berry (the “Berry Common Stock”), (ii) Common Stock, par value $0.01 per share, of Covalence (the “Covalence Common Stock”) or (iii) Preferred Stock, par value $0.01 per share, of Covalence (the “Covalence Preferred Stock”):

(i)  Cancellation of Treasury Stock. All shares of Berry Common Stock that are owned by Berry as treasury stock, and all shares of Covalence Common Stock that are owned by Covalence as treasury stock, shall be cancelled and retired and shall cease to exist and no stock of the Surviving Corporation or other consideration shall be delivered in exchange therefor;

(ii)  Conversion of Berry Common Stock. Subject to Section 2.2(e), each share of Berry Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into one (the “Berry Common Stock Exchange Ratio”) fully paid and nonassessable shares of Common Stock, par value $0.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”). All such shares of Berry Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the shares of Surviving Corporation Common Stock into which such Berry Common Stock has been converted; and

(iii)  Conversion of Covalence Common Stock. Subject to Section 2.2(e), each share of Covalence Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the number of fully paid and nonassessable shares of Surviving Corporation Common Stock equal to:

196,946,995.46888 - ((the number of shares of Covalence Preferred Stock issued and outstanding immediately prior to the Effective Time) × (the Covalence Preferred Stock Amount))________________________________________________________

The number of shares of Covalence Common Stock issued and
outstanding immediately prior to the Effective Time
×	1 ______ 100

(such ratio rounded to the nearest hundred-thousandth (or rounded down to the next hundred-thousandth if there is no nearest hundred-thousandth), the “Covalence Common Stock Exchange Ratio”).

(iv)  Conversion of Covalence Preferred Stock. Subject to Section 2.2(e), each share of Covalence Preferred Stock (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the number of fully paid and nonassessable shares of Surviving Corporation Common Stock equal to:

(1,000.00) x (1.12 ^ ((the number of days elapsed from February 16, 2006 through and including the Effective Time)/365))) (the “Covalence Preferred Stock Amount”)	×	1 ______ 100

(such ratio rounded to the nearest hundred-thousandth (or rounded down to the next hundred-thousandth if there is no nearest hundred-thousandth), the “Covalence Preferred Exchange Ratio”).

All such shares of Berry Common Stock, Covalence Common Stock and Covalence Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the shares of Surviving Corporation Common Stock into which such stock has been converted. Certificates previously representing shares of such stock shall be exchanged for certificates representing whole shares of Surviving Corporation Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with Section 2.2, without interest.

(b)   Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Berry Common Stock, Covalence Common Stock and Covalence Preferred Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders that have properly perfected their right of appraisal within the meaning of Section 262 of the DGCL (the “Dissenting Shares”) shall not remain outstanding, and the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, each share of such Berry Common Stock, Covalence Common Stock and Covalence Preferred Stock held by such person shall be converted into shares of the Surviving Corporation in accordance with Section 2.1(a).

2.2.   Exchange of Certificates.

(a)   Exchange Agent. The Surviving Corporation shall serve as the exchange agent in connection with the Merger (the “Exchange Agent”). Therefore, immediately following the Effective Time, the Surviving Corporation shall issue and hold, for the benefit of the holders of certificates or evidence of shares in book entry form which immediately prior to the Effective Time evidenced shares of Berry Common Stock, Covalence Common Stock or Covalence Preferred Stock (each a “Certificate” and, collectively, the “Certificates”), for exchange in accordance with this Article II, the shares of Surviving Corporation Common Stock issuable pursuant to Section 2.1(a) in exchange for such shares. Such shares of Surviving Corporation Common Stock, together with any dividends or distributions with respect thereto, are hereinafter referred to as the “Exchange Fund.”

(b)   Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall send or provide to each holder of record of shares of Berry Common Stock, Covalence Common Stock and Covalence Preferred Stock immediately prior to the Effective Time whose shares were converted into shares of Surviving Corporation Common Stock pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as Covalence and Berry may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Surviving Corporation Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as the Exchange Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Surviving Corporation Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II (after taking into account all shares of Berry Common Stock, Covalence Common Stock and Covalence Preferred Stock then held by such holder), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Berry Common Stock, Covalence Common Stock or Covalence Preferred Stock which is not registered in the transfer records of Berry or Covalence, as applicable, a certificate representing the proper number of shares of Surviving Corporation Common Stock may be issued to a transferee if the Certificate representing such Berry Common Stock, Covalence Common Stock or Covalence Preferred Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the Surviving Corporation Common Stock into which the shares of Berry Common Stock, Covalence Common Stock or Covalence Preferred Stock represented by such Certificate have been converted as provided in this Article II and the right to receive upon such surrender cash in lieu of any fractional shares of Surviving Corporation Common Stock as contemplated by this Section 2.2.

(c)   Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to Berry Common Stock, Covalence Common Stock or Covalence Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Surviving Corporation Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following the surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Surviving Corporation Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender the amount of any cash payable with respect to a fractional share of Surviving Corporation Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of Surviving Corporation Common Stock, and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Surviving Corporation Common Stock.

(d)   No Further Ownership Rights in Capital Stock. All shares of Surviving Corporation Common Stock issued upon conversion of shares of Berry Common Stock, Covalence Common Stock and Covalence Preferred Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares; subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Berry or Covalence, as applicable on such shares in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Berry Common Stock, Covalence Common Stock or Covalence Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e)   No Fractional Shares. No certificates or scrip representing fractional shares of Surviving Corporation Common Stock shall be issued upon the surrender for exchange of Certificates evidencing Berry Common Stock, Covalence Common Stock or Covalence Preferred Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation. In lieu thereof, upon surrender of the applicable Certificates, the Surviving Corporation shall pay each holder an amount in cash equal to the product obtained by multiplying the fractional share interest to which such holder (after taking into account all shares of Surviving Corporation Common Stock held at the Effective Time by such holder) would otherwise be entitled by $100.

(f)   Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of Berry or Covalence, as applicable, for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any stockholders of Berry or Covalence, as applicable, who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for Surviving Corporation Common Stock, any cash in lieu of fractional shares of Surviving Corporation Common Stock and any dividends or distributions with respect to Surviving Corporation Common Stock.

(g)   No Liability. None of Covalence, Berry or the Surviving Corporation shall be liable to any holder of shares of Berry Common Stock, Covalence Common Stock or Covalence Preferred Stock for shares of Surviving Corporation Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h)   Withholding. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Berry Common Stock, Covalence Common Stock or Covalence Preferred Stock, or Dissenting Shares, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Berry Common Stock, Covalence Common Stock or Covalence Preferred Stock, or Dissenting Shares, in respect of which such deduction and withholding was made by the Surviving Corporation.

(i)   Adjustment to Exchange Ratios. In the event of a stock dividend, stock split, reverse stock split or similar change in the capital structure of either Berry or Covalence after the date hereof, the exchange ratio or ratios applicable to such capital stock shall be equitably adjusted, such that the number of shares of Surviving Corporation Common Stock to which such holder is entitled is the same as it would have been prior to such dividend, split or change.

2.3.   Corporate Reorganization. Immediately following the Effective Time, the Surviving Corporation will contribute 100% of the shares of its wholly owned subsidiary Berry Plastics Holding Corporation to its wholly owned subsidiary Covalence Specialty Materials Corp. Immediately thereafter, Covalence Specialty Materials Corp. will be merged with and into Berry Plastics Holding Corporation and the separate existence of Covalence Specialty Materials Corp. shall cease (the “Operating Company Merger”). The Operating Company Merger will have the effects set forth in the DGCL. By virtue of the Operating Company Merger, each share of common stock of (i) Covalence Specialty Materials Corp. will be cancelled and retired and shall cease to exist and (ii) each share of common stock of Berry Plastics Holding Corporation shall remain outstanding as shares of the surviving company in the Operating Company Merger. The Certificate of Incorporation and Bylaws of Berry Plastics Holding Corporation as in effect immediately prior to the Operating Company Merger shall be the Certificate of Incorporation of Berry Plastics Holding Corporation following the Operating Company Merger. Each of Covalence and Berry shall, and shall cause their subsidiaries to, enter into such documents, and make such filings as may be required to effect the share contribution described in this Section and the Operating Company Merger.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1.   Representations and Warranties of Berry. Except (x) with respect to any subsection of this Section 3.1, as set forth in the correspondingly identified subsection of the disclosure schedule delivered by Berry to Covalence concurrently herewith (the “Berry Disclosure Schedule”) or (y) as disclosed in the Berry SEC Documents (as defined in Section 3.1(d), but excluding any Risk Factors disclosure or similar cautionary or precatory language) filed with the Securities and Exchange Commission (the “SEC”) prior to the date hereof, Berry represents and warrants to Covalence as follows:

(a)   Organization, Standing and Power. Each of Berry and its Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on Berry. The Certificate of Incorporation and Bylaws (or equivalent) of Berry and its Subsidiaries, copies of which were previously furnished to Covalence, are true, complete and correct copies of such documents as in effect on the date of this Agreement. As used in this Agreement, (i) the word “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (x) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (y) at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries; (ii) any reference to any event, change or effect being “material” with respect to any entity means an event, change or effect which is material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such entity and its Subsidiaries taken as a whole; and (iii) the term “material adverse effect” means, with respect to any entity, a material adverse effect on the financial condition, properties, assets, liabilities, businesses or results of operations of such entity and its Subsidiaries taken as a whole or on the ability of such entity to perform its obligations hereunder; provided that, in any such case referred to in clause (ii) or (iii) the following shall not be deemed “material”

or to have a “material adverse effect”: any change or event caused by or resulting from (A) changes in prevailing interest rates, currency exchange rates or other economic or monetary conditions in the United States or elsewhere, (B) changes in United States or foreign securities markets, including changes in price levels or trading volumes, (C) changes or events, after the date hereof, affecting the plastics industry generally and not specifically relating to Berry or Covalence or their respective Subsidiaries, as the case may be, (D) changes, after the date hereof, in generally accepted accounting principles, (E) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (as defined in Section 3.1(c)(iii)), (F) actions or omissions of Covalence or Berry taken with the prior written consent of the other or required hereunder, (G) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the announcement thereof, or (H) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located.

(b)   Capital Structure. (i) The authorized capital stock of Berry consists of 200,000,000 shares of Berry Common Stock. As of the close of business on March 8, 2007, 4,937,196 shares of Berry Common Stock were issued (including shares held in treasury), 577,252 shares of Berry Common Stock were reserved for issuance upon the exercise or payment of outstanding stock options, stock units or other awards or pursuant to Berry’s 2006 Equity Incentive Plan (the “Berry Incentive Plan”), and no shares of Berry Common Stock were held by Berry in its treasury or by its Subsidiaries. All outstanding shares of Berry Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. The shares of Berry Common Stock which may be issued pursuant to the Berry Incentive Plan have been duly authorized and, if and when issued pursuant to the terms thereof, will be validly issued, fully paid and non-assessable and not subject to preemptive rights.

(ii)  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote (“Voting Debt”) of Berry are issued or outstanding.

(iii)  Except for (A) this Agreement, (B) options to purchase shares of Berry Common Stock (each, a “Berry Stock Option”) which represented, as of March 8, 2007, the right to acquire up to an aggregate of 550,425 shares of Berry Common Stock, (C) the Berry Incentive Plan, (D) the Stockholders Agreement, dated September 20, 2006 (the “Berry Stockholders Agreement”) among Berry and its stockholders, and (E) agreements entered into and securities and other instruments issued after the date of this Agreement as permitted by Section 4.1, there are no options, warrants, calls, rights, commitments or agreements of any character to which Berry or any Subsidiary of Berry is a party or by which it or any such Subsidiary is bound obligating Berry or any Subsidiary of Berry to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of Berry or of any Subsidiary of Berry or obligating Berry or any Subsidiary of Berry to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Berry or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of Berry or any of its Subsidiaries or (B) pursuant to which Berry or any of its Subsidiaries is or could be required to register shares of Berry Common Stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”), except in the case of clauses (A) and (B) the Berry Incentive Plan, the Berry Stockholders Agreement and any contractual obligations entered into after the date hereof as permitted by Section 4.1.

(iv)  Since March 8, 2007, Berry has not (A) issued or permitted to be issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of Berry or any of its Subsidiaries, other than pursuant to and as required by the terms of the Berry Incentive Plan, and any employee stock options and other awards issued prior to the date hereof under the Berry Incentive Plan (or issued after the date hereof in compliance with Sections 4.1(c) and 4.1(k)); (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Berry Subsidiaries, any shares of capital stock of Berry or any of its Subsidiaries; or (C) declared, set aside, made or paid to the stockholders of Berry dividends or other distributions on the outstanding shares of capital stock of Berry.

(c)   Authority. (i) Berry has all requisite corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Merger to obtaining the Required Berry Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Berry, subject in the case of the consummation of the Merger to the adoption of this Agreement by the stockholders of Berry. This Agreement has been duly executed and delivered by Berry and constitutes a valid and binding obligation of Berry, enforceable against Berry in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii)  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to, any provision of the Certificate of Incorporation or Bylaws of Berry or any Subsidiary of Berry, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Berry Benefit Plan (as defined in Section 3.1(j)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Berry or any Subsidiary of Berry or their respective properties or assets, which Violation, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Berry.

(iii)  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization (a “Governmental Entity”), is required by or with respect to Berry or any Subsidiary of Berry in connection with the execution and delivery of this Agreement by Berry or the consummation by Berry of the transactions contemplated hereby, the failure to make or obtain which would have a material adverse effect on Berry, except for (A) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (B) consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal or state securities laws, (C) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (D) such filings, approvals and authorizations as may be required pursuant to applicable antitrust or competition laws of any foreign Governmental Entity (the “Foreign Antitrust Approvals”).

(d)   SEC Documents; Financial Statements; Regulatory Reports; Undisclosed Liabilities. (i)  Berry Plastics Holding Corporation has filed all required reports, schedules, registration statements and other documents with the SEC since January 10, 2007 (the “Berry SEC Documents”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Berry SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Berry SEC Documents, and none of the Berry SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Berry included in the Berry SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Berry and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(ii)  Other than the Berry SEC Documents, which are addressed in clause (i) above, Berry and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since September 20, 2006 with any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments is not reasonably likely to have, either individually or in the aggregate, a material adverse effect on Berry.

(iii)  Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Berry included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006, as filed with the SEC prior to the date of this Agreement, (B) liabilities incurred since September 30, 2006, in the ordinary course of business consistent with past practice, and (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Berry, Berry and its Subsidiaries do not have, and since September 30, 2006, Berry and its Subsidiaries have not incurred (except as permitted by Section 4.1), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in Berry’s financial statements in accordance with generally accepted accounting principles).

(e)   Information Supplied. None of the information supplied or to be supplied by Berry for inclusion or incorporation by reference in the Joint Information Statement will, at the date of mailing to stockholders in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Information Statement will comply as to form in all material respects with the requirements of the DGCL, except that no representation or warranty is made by Berry with respect to statements made or incorporated by reference therein based on information supplied by Covalence for inclusion or incorporation by reference in the Joint Information Statement.

(f)   Compliance with Applicable Laws and Reporting Requirements. (i) Berry and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Berry and its Subsidiaries, taken as a whole (the “Berry Permits”), and Berry and its Subsidiaries are in compliance with the terms of the Berry Permits and all applicable laws and regulations, except where the failure so to hold or comply, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Berry. The businesses of Berry and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity (including but not limited to the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act of 2001), except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on Berry. To the knowledge of Berry, no investigation by any Governmental Entity with respect to Berry or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Berry.

(ii)  The records, systems, controls, data and information of Berry and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Berry or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. Berry and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Berry (A) has designed disclosure controls and procedures to ensure that material information relating to Berry, including its consolidated Subsidiaries, is made known to the management of Berry by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Berry’s auditors and the audit committee of Berry’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Berry’s ability to record, process, summarize and report financial data and have identified for Berry’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Berry’s internal controls. Berry has made available to Covalence a summary of any such disclosure made by management to Berry’s auditors and audit committee since September 30, 2006.

(g)   Legal Proceedings. There is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Berry, threatened, against or affecting Berry or any Subsidiary of Berry as to which there is a significant possibility of an adverse outcome which would, individually or in the aggregate, have a material adverse effect on Berry, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Berry or any Subsidiary of Berry having or which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Berry or on the Surviving Corporation.

(h)   Taxes. Except as would not reasonably be expected to have a material adverse effect: (i) Berry and each of its Subsidiaries have filed all tax returns required to be filed by any of them and have paid (or Berry has paid on their behalf), or have set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, and the most recent financial statements contained in the Berry SEC Documents reflect an adequate reserve, in accordance with generally accepted accounting principles, for all taxes payable by Berry and its Subsidiaries accrued through the date of such financial statements; and (ii) no deficiencies or other claims for any taxes have been proposed, asserted or assessed against Berry or any of its Subsidiaries that are not adequately reserved for. For the purpose of this Agreement, the term “tax” (including, with correlative meaning, the terms “taxes” and “taxable”) shall mean (I) all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, (II) liability for the payment of any amounts of the type described in clause (I) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, and (III) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (I) or (II). Neither Berry nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger or the Operating Company Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(i)   Certain Agreements. Except for this Agreement, neither Berry nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors or executive officers, or with any consultants that are natural persons, involving the payment of $5 million or more per annum, (ii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) which limits the ability of Berry or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business or requires Berry or any of its affiliates to make available investment opportunities to any person on a priority, equal or exclusive basis, and in each case which limitation or requirement would reasonably be expected to be material to Berry and its Subsidiaries taken as a whole, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) in the case of a Berry Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, or (vi) which would prohibit or delay the consummation of any of the transactions contemplated by this Agreement. Berry has previously made available to Covalence complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.1(i) (collectively referred to herein as the “Berry Contracts”). All of the Berry Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Berry. Neither Berry nor any of its Subsidiaries has, and to the knowledge of Berry, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Berry Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on Berry.

(j)   Benefit Plans. (i) With respect to each employee benefit plan (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, multiemployer plans within the meaning of ERISA Section 3(37)) and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not (all the foregoing being herein called “Benefit Plans”), under which any employee or former employee of Berry or any of its Subsidiaries has any present or future right to benefits, maintained or contributed to by Berry or any of its Subsidiaries or under which Berry or any of its Subsidiaries has any present or future liability (the “Berry Benefit Plans”), Berry has made available, or within 30 days after the execution hereof will make available upon request, to Covalence a true and correct copy of (A) the most recent annual report (Form 5500) filed with the IRS, (B) such Berry Benefit Plan, (C) each trust agreement relating to such Berry Benefit Plan, (D) the most recent summary plan description for each Berry Benefit Plan for which a summary plan description is required by ERISA, (E) the most recent actuarial report or valuation relating to a Berry Benefit Plan subject to Title IV of ERISA and (F) the most recent determination letter issued by the IRS with respect to any Berry Benefit Plan qualified under Section 401(a) of the Code.

(ii)  Except as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Berry or any of its Subsidiaries or, following the Effective Time, the Surviving Corporation, with respect to each Berry Benefit Plan, Berry and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such Berry Benefit Plans and each Berry Benefit Plan has been administered in all material respects in accordance with its terms.

(iii)  No Berry Benefit Plan exists that could result in the payment to any present or former employee of Berry or any Subsidiary of Berry of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Berry or any Subsidiary of Berry as a result of the transactions contemplated by this Agreement whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.

(k)   Subsidiaries. All of the shares of capital stock of each of the Subsidiaries held by Berry or by another Berry Subsidiary are fully paid and nonassessable and are owned by Berry or a Subsidiary of Berry free and clear of any claim, lien or encumbrance.

(l)   Agreements with Regulators. Neither Berry nor any Subsidiary of Berry is a party to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has Berry been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions.

(m)   Absence of Certain Changes or Events. Except as disclosed in the Berry SEC Documents filed prior to the date of this Agreement or, in the case of actions taken after the date hereof, except as permitted by Section 4.1, since December 31, 2005, (i) Berry and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and (ii) there has not been any change, circumstance or event which has had, or would reasonably be expected to have, a material adverse effect on Berry.

(n)   Board Approval. The Board of Directors of Berry, by resolutions duly adopted at a meeting duly called and held (the “Berry Board Approval”), has (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of Berry and its stockholders, (ii) declared to be advisable the Merger Agreement and the transactions contemplated by this Agreement, including the Merger and (iii) recommended that the stockholders of Berry adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement. The Berry Board Approval constitutes approval of this Agreement and the Merger for purposes of Section 203 of the DGCL such that no additional stockholder approval (other than the Required Berry Vote (as defined in Section 3.1(o)) shall be required pursuant to such Article to consummate the Merger and the other transactions contemplated by this Agreement. To the knowledge of Berry, except for Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

(o)   Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Berry Common Stock to adopt this Agreement (the “Required Berry Vote”) is the only vote of the holders of any class or series of Berry capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger). On the date hereof, Berry will obtain valid written consents of a sufficient number of holders of Berry Common Stock in favor of the foregoing matters

(p)   Properties. Except as set forth in the Berry Disclosure Schedule, Berry or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such Berry SEC Documents as being owned by Berry or one of its Subsidiaries or acquired after the date thereof which are material to Berry’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except (A) statutory liens securing payments not yet due, (B) liens on assets of Subsidiaries of Berry incurred in the ordinary course of their business and (C) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Berry SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Berry’s knowledge, the lessor, except in the case of clauses (i) and (ii) above as would not reasonably be expected to have a material adverse effect on Berry.

(q)   Intellectual Property. Berry and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the “Berry Intellectual Property”) necessary to carry on their business substantially as currently conducted, except where such failures to own or validly license such Berry Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Berry. Neither Berry nor any such Subsidiary has received any notice of infringement of or conflict with, and to Berry’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Berry Intellectual Property that individually or in the aggregate, in either such case, would reasonably be expected to have a material adverse effect on Berry.

(r)   Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement (including, without limitation, Apollo Management VI, L.P. ), except Murray, Devine & Co., Inc.

(s)   Opinion of Berry Financial Advisor. Berry has received the opinion of its financial advisor, Murray, Devine & Co., Inc., dated the date of this Agreement, to the effect that the Berry Common Stock Exchange Ratio is fair, from a financial point of view, to Berry and the holders of Berry Common Stock.

3.2.   Representations and Warranties of Covalence. Except (x) with respect to any subsection of this Section 3.2, as set forth in the correspondingly identified subsection of the disclosure schedule delivered by Covalence to Berry concurrently herewith (the “Covalence Disclosure Schedule”) or (y) as disclosed in the Covalence SEC Documents (as defined in Section 3.2(d), but excluding any Risk Factors disclosure or similar cautionary or precatory language) filed with the SEC prior to the date hereof, Covalence represents and warrants to Berry as follows:

(a)   Organization, Standing and Power. Each of Covalence and its Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on Covalence. The Certificate of Incorporation and Bylaws (or equivalent) of Covalence and its Subsidiaries, copies of which were previously furnished to Berry, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(b)   Capital Structure. (i) The authorized capital stock of Covalence consists of 45,000,000 shares of Covalence Common Stock and 5,000,000 shares of Covalence Preferred Stock. As of the close of business on March 8, 2007, (A) 7,211,280 shares of Covalence Common Stock were issued (including shares held in treasury), 900,000 shares of Covalence Common Stock were reserved for issuance upon the exercise or payment of outstanding stock options, stock units or other awards or pursuant to Covalence’s 2006 Long-Term Incentive Plan (the “Covalence Incentive Plan”), and no shares of Covalence Common Stock were held by Covalence in its treasury or by its Subsidiaries; and (B) 124,274.174 shares of Covalence Preferred Stock were outstanding, consisting of 124,274.174 shares of Series A Cumulative Senior Perpetual Preferred Stock. All outstanding shares of Covalence Common Stock and Covalence Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. The shares of Surviving Corporation Common Stock to be issued pursuant to or as specifically contemplated by this Agreement, will have been duly authorized as of the Effective Time and, if and when issued in accordance with the terms hereof or thereof, will be validly issued, fully paid and non-assessable and not subject to preemptive rights.

(ii)  No Voting Debt of Covalence is issued or outstanding.

(iii)  Except for (A) this Agreement, (B) options or awards issued under the Covalence Incentive Plan, which represented, as of March 8, 2007, the right to acquire up to an aggregate of 248,000 shares of Covalence Common Stock, (C) the Covalence Incentive Plan, (D) the Investor Rights Agreement dated February 16, 2006 (the “Investor Rights Agreement”) among Covalence and its Stockholders, and (E) agreements entered into and securities and other instruments issued after the date of this Agreement as permitted by Section 4.2, there are no options, warrants, calls, rights, commitments or agreements of any character to which Covalence or any Subsidiary of Covalence is a party or by which it or any such Subsidiary is bound obligating Covalence or any Subsidiary of Covalence to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of Covalence or of any Subsidiary of Covalence or obligating Covalence or any Subsidiary of Covalence to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Covalence or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any shares of capital stock of Covalence or any of its Subsidiaries, other than the Covalence Incentive Plan, or (B) pursuant to which Covalence or any of its Subsidiaries is or could be required to register shares of Covalence Common Stock or other securities under the Securities Act, except in the cases of clauses (A) and (B) the Covalence Incentive Plan, the Investor Rights Agreement and any such contractual obligations entered into after the date hereof as permitted by Section 4.2.

(iv)  Since March 8, 2007, Covalence has not (A) issued or permitted to be issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock, of Covalence or any of its Subsidiaries, other than pursuant to and as required by the terms of the Covalence Incentive Plan, the Covalence Incentive Plan and any employee stock options and other awards issued under the Covalence Incentive Plan prior to the date hereof (or issued after the date hereof in compliance with Sections 4.2(c) and 4.2(k)); (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Covalence Subsidiaries, any shares of capital stock of Covalence or any of its Subsidiaries; or (C) declared, set aside, made or paid to the stockholders of Covalence dividends or other distributions on the outstanding shares of capital stock of Covalence, other than cash dividends on the Covalence Preferred Stock as required by the terms of such preferred stock as in effect on the date hereof.

(c)   Authority. (i) Covalence has all requisite corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Merger to obtaining the Required Covalence Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Covalence, subject in the case of the consummation of the Merger to the adoption of this Agreement by the stockholders of Covalence. This Agreement has been duly executed and delivered by Covalence and constitutes a valid and binding obligation of Covalence, enforceable against Covalence in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii)  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (A) result in any Violation pursuant to any provision of the Certificate of Incorporation or Bylaws of Covalence or any Subsidiary of Covalence, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Covalence Benefit Plan (as defined in Section 3.2(j)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Covalence or any Subsidiary of Covalence or their respective properties or assets which Violation, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Covalence.

(iii)  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Covalence or any Subsidiary of Covalence in connection with the execution and delivery of this Agreement and by Covalence or the consummation by Covalence of the transactions contemplated hereby, the failure to make or obtain which would have a material adverse effect on Covalence, except for (A)  the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (B) consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal or state securities laws, (C) notices or filings under the HSR Act and (D) the Foreign Antitrust Approvals.

(d)   SEC Documents; Financial Statements; Regulatory Reports; Undisclosed Liabilities. (i) The Covalence registration statement on Form S-4 was declared effective on February 9, 2007 (together with the exhibits thereto and the related prospectus filed on February 12, 2007, the “Covalence SEC Documents”) and Covalence has filed all required reports, schedules, registration statements and other documents with the SEC since February 9, 2007. As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Covalence SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Covalence SEC Documents, and none of the Covalence SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Covalence included in the Covalence SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Covalence and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(ii)  Other than the Covalence SEC Documents, which are addressed in clause (i) above, Covalence and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since February 16, 2006, with any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments is not reasonably likely to have, either individually or in the aggregate, a material adverse effect on Covalence.

(iii)  Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Covalence included in the Covalence SEC Documents, as filed with the SEC on February 12, 2007, (B) liabilities incurred since September 29, 2006 in the ordinary course of business consistent with past practice, and (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Covalence, Covalence and its Subsidiaries do not have, and since September 29, 2006 Covalence and its Subsidiaries have not incurred (except as permitted by Section 4.2), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in Covalence’s financial statements in accordance with generally accepted accounting principles).

(e)   Information Supplied. None of the information supplied or to be supplied by Covalence for inclusion or incorporation by reference in the Joint Information Statement will, at the date of mailing to stockholders in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Information Statement will comply as to form in all material respects with the requirements of the DGCL, except that no representation or warranty is made by Covalence with respect to statements made or incorporated by reference therein based on information supplied by Berry for inclusion or incorporation by reference in the Joint Information Statement.

(f)   Compliance with Applicable Laws and Reporting Requirements. (i)  Covalence and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Covalence and its Subsidiaries, taken as a whole (the “Covalence Permits”), and Covalence and its Subsidiaries are in compliance with the terms of the Covalence Permits and all applicable laws and regulations, except where the failure so to hold or comply, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Covalence. Businesses of Covalence and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity (including but not limited to the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act of 2001), except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on Covalence. To the knowledge of Covalence, no investigation by any Governmental Entity with respect to Covalence or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Covalence.

(ii)  The records, systems, controls, data and information of Covalence and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Covalence or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. Covalence and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Covalence (A) has designed disclosure controls and procedures to ensure that material information relating to Covalence, including its consolidated Subsidiaries, is made known to the management of Covalence by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Covalence’s auditors and the audit committee of Covalence’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Covalence’s ability to record, process, summarize and report financial data and have identified for Covalence’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Covalence’s internal controls. Covalence has made available to Berry a summary of any such disclosure made by management to Covalence’s auditors and audit committee since September 20, 2006.

(g)   Legal Proceedings. There is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Covalence, threatened, against or affecting Covalence or any Subsidiary of Covalence as to which there is a significant possibility of an adverse outcome which would, individually or in the aggregate, have a material adverse effect on Covalence, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Covalence or any Subsidiary of Covalence having, or which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Covalence or on the Surviving Corporation.

(h)   Taxes. Except as would not reasonably be expected to have a material adverse effect: (i) Covalence and each of its Subsidiaries have filed all tax returns required to be filed by any of them and have paid (or Covalence has paid on their behalf), or have set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, and the most recent financial statements contained in the Covalence SEC Documents reflect an adequate reserve, in accordance with generally accepted accounting principles, for all taxes payable by Covalence and its Subsidiaries accrued through the date of such financial statements; and (ii) no deficiencies or other claims for any taxes have been proposed, asserted or assessed against Covalence or any of its Subsidiaries that are not adequately reserved for. Neither Covalence nor any of its Subsidiaries has taken any action or knows of any fact, agreement or plan or other circumstance that is reasonably likely to prevent the Merger or the Operating Company Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(i)   Certain Agreements. Except for this Agreement, neither Covalence nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors or executive officers, or with any consultants that are natural persons, involving the payment of $5 million or more per annum, (ii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) which limits the ability of Covalence or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business or requires Covalence or any of its affiliates to make available investment opportunities to any person on a priority, equal or exclusive basis, and in each case which limitation or requirement would reasonably be expected to be material to Covalence and its Subsidiaries taken as a whole, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) in the case of a Covalence Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, or (vi) which would prohibit or delay the consummation of any of the transactions contemplated by this Agreement. Covalence has previously made available to Berry complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.2(i) (collectively referred to herein as “Covalence Contracts”). All of the Covalence Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Covalence. Neither Covalence nor any of its Subsidiaries has, and to the knowledge of Covalence, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Covalence Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on Covalence.

(j)   Benefit Plans. (i)  With respect to each Benefit Plan under which any employee or former employee of Covalence or any of its Subsidiaries has any present or future right to benefits that is maintained or contributed to by Covalence or any of its Subsidiaries or under which Covalence or any of its Subsidiaries have any present or future liability (the “Covalence Benefit Plans”), Covalence has made available, or within 30 days after the execution hereof will make available, to Berry a true and correct copy of (A) the most recent annual report (Form 5500) filed with the IRS, (B) such Covalence Benefit Plan, (C) each trust agreement relating to such Covalence Benefit Plan, (D) the most recent summary plan description for each Covalence Benefit Plan for which a summary plan description is required by ERISA, (E) the most recent actuarial report or valuation relating to a Covalence Benefit Plan subject to Title IV of ERISA and (F) the most recent determination letter issued by the IRS with respect to any Covalence Benefit Plan qualified under Section 401(a) of the Code.

(ii)  Except as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Covalence or any of its Subsidiaries or, following the Effective Time, the Surviving Corporation, with respect to each Covalence Benefit Plan, Covalence and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such Covalence Benefit Plans and each Berry Benefit Plan has been administered in all material respects in accordance with its terms.

(iii)  Except as set forth in the Covalence Disclosure Schedule, no Covalence Benefit Plan or Covalence Incentive Plan exists that could result in the payment to any present or former employee of Covalence or any Subsidiary of Covalence of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Covalence or any Subsidiary of Covalence as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.

(k)   Subsidiaries. All of the shares of capital stock of each of the Subsidiaries held by Covalence or by another Subsidiary of Covalence are fully paid and nonassessable and are owned by Covalence or a Subsidiary of Covalence free and clear of any claim, lien or encumbrance.

(l)   Agreements with Regulators. Neither Covalence nor any Subsidiary of Covalence is a party to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has Covalence been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions.

(m)   Absence of Certain Changes or Events. Except as disclosed in the Covalence SEC Documents filed prior to the date of this Agreement (or, in the case of actions taken after the date hereof, except as permitted by Section 4.2), since September 30, 2005, (i) Covalence and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and (ii) there has not been any change, circumstance or event which has had, or would reasonably be expected to have, a material adverse effect on Covalence.

(n)   Board Approval. The Board of Directors of Covalence, by resolutions duly adopted at a meeting duly called and held (the “Covalence Board Approval”), has (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of Covalence and its stockholders, (ii) declared to be advisable the Merger Agreement and the transactions contemplated by this Agreement, including the Merger and (iii) recommended that the stockholders of Covalence adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement. The Covalence Board Approval constitutes approval of this Agreement and the Merger for purposes of Section 203 of the DGCL such that no additional stockholder approval (other than the Required Covalence Vote (as defined in Section 3.2(o)) shall be required pursuant to such Article to consummate the Merger and the other transactions contemplated by this Agreement. To the knowledge of Covalence, except for Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

(o)   Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Covalence Common Stock to adopt this Agreement (the “Required Covalence Vote”) are the only votes of the holders of any class or series of Covalence capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger). On the date hereof, Covalence will obtain valid written consents of a sufficient number of holders of Covalence Common Stock in favor of the foregoing matters.

(p)   Properties. Covalence or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such Covalence SEC Documents as being owned by Covalence or one of its Subsidiaries or acquired after the date thereof which are material to Covalence’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except (A) statutory liens securing payments not yet due, (B) liens on assets of Subsidiaries of Covalence incurred in the ordinary course of their business and (C) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Covalence SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder and each such lease is valid without default thereunder by the lessee or, to Covalence’s knowledge, the lessor, except in the case of clauses (i) and (ii) above as would not reasonably be expected to have a material adverse effect on Covalence.

(q)   Intellectual Property. Covalence and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the “Covalence Intellectual Property”) necessary to carry on their business substantially as currently conducted, except where such failures to own or validly license such Covalence Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Covalence. Neither Covalence nor any such Subsidiary has received any notice of infringement of or conflict with, and to Covalence’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Covalence Intellectual Property that individually or in the aggregate, in either such case, would reasonably be expected to have a material adverse effect on Covalence.

(r)   Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement (including, without limitation, Apollo Management V, L.P.), except Valuation Research Corporation.

(s)   Opinion of Covalence Financial Advisor. Covalence has received the opinion of its financial advisor, Corporate Valuation Research, dated the date of this Agreement, to the effect that (i) the Covalence Common Stock Exchange Ratio is fair, from a financial point of view, to Covalence and the holders of Covalence Common Stock and (ii) the Covalence Preferred Exchange Ratio is fair, from a financial point of view, to Covalence and the holders of Covalence Preferred Stock.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1.   Covenants of Berry. During the period from the date of this Agreement and continuing until the Effective Time, Berry agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement (including the Berry Disclosure Schedule) or to the extent that Covalence shall otherwise consent in writing:

(a)   Ordinary Course. Berry and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Berry shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business, (ii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice, or (iii) enter into or terminate any material lease, contract or agreement, or make any change to any existing material leases, contracts or agreements, except in the ordinary course of business consistent with past practice.

(b)   Dividends; Changes in Stock. Berry shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of Berry, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than in connection with termination of an employee pursuant to the Berry Stockholders Agreement.

(c)   Issuance of Securities. Berry shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock, any Voting Debt, any stock appreciation rights, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Berry Common Stock upon the exercise or settlement of stock options, stock appreciation rights, units or other equity rights or obligations under the Berry Incentive Plans or Berry Benefit Plans in accordance with the terms of the applicable Berry Incentive Plan or Berry Benefit Plan in effect on the date of this Agreement, issuances of stock options and other equity awards in the ordinary course of business and (ii) issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of Berry.

(d)   Governing Documents, Etc. Berry shall not amend or propose to amend its Certificate of Incorporation or Bylaws or enter into, or, except as permitted by Section 4.1(e) or (f), permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any person other than a wholly owned Subsidiary of Berry.

(e)   No Acquisitions. Other than acquisitions (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) and other business combinations (collectively, “Acquisitions”) that (A) are listed on the Berry Disclosure Schedule or (B)(1) would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby and (2) for which the fair market value of the total consideration paid by Berry and its Subsidiaries in such Acquisitions does not exceed in the aggregate the amount set forth in the Berry Disclosure Schedule, Berry shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets; provided, however, that the foregoing shall not prohibit (i) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval or (ii) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement.

(f)   No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval, (ii) dispositions disclosed in the Berry Disclosure Schedule, (iii) securitization activities in the ordinary course of business consistent with past practice, (iv) other activities in the ordinary course of business consistent with past practice and (v) other dispositions of assets (including Subsidiaries) if the fair market value of the total consideration received therefrom does not exceed in the aggregate the amount set forth in the Berry Disclosure Schedule, Berry shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by Berry and its Subsidiaries) which are material, individually or in the aggregate, to Berry.

(g)   Indebtedness. Berry shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of Berry or any of its Subsidiaries or guarantee any long-term debt securities of others, other than (i) indebtedness incurred in connection with acquisitions permitted by Section 4.1(e), (ii) in replacement of existing or maturing debt, (iii) indebtedness of any Subsidiary of Berry to Berry or to another Subsidiary of Berry or (iv) in the ordinary course of business consistent with past practice.

(h)   Other Actions. Berry shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Berry or on the Surviving Corporation following the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by applicable law) which would adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.1(d).

(i)   Accounting Methods. Berry shall not change its methods of accounting in effect at December 31, 2006, except as required by changes in generally accepted accounting principles as concurred in by Berry’s independent auditors.

(j)   Tax-Free Reorganization Treatment. Berry shall not, and shall not permit any of its Subsidiaries to, intentionally take or cause to be taken any action, whether before or after the Effective Time, which would reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code.

(k)   No Liquidation. Except as disclosed in the Berry Disclosure Schedule, Berry shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(l)   Other Agreements. Berry shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

4.2.   Covenants of Covalence. During the period from the date of this Agreement and continuing until the Effective Time, Covalence agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement (including the Covalence Disclosure Schedule) or to the extent that Berry shall otherwise consent in writing:

(a)   Ordinary Course. Covalence and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Covalence shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business, (ii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice, or (iii) enter into or terminate any material lease, contract or agreement, or make any change to any existing material leases, contracts or agreements, except in the ordinary course of business consistent with past practice.

(b)   Dividends; Changes in Stock. Covalence shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of Covalence, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock other than in connection with termination of an employee pursuant to the Investor Rights Agreement.

(c)   Issuance of Securities. Covalence shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Covalence Common Stock upon the exercise or settlement of stock options, stock appreciation rights, units or other equity rights or obligations under the Covalence Incentive Plan or Covalence Benefit Plans in accordance with the terms of Covalence Incentive Plan or Covalence Benefit Plan in effect on the date of this Agreement, or the issuance of stock options and other equity awards in the ordinary course of business, (ii) issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of Covalence, (iii) issuances in respect of any Acquisitions by Covalence or its Subsidiaries permitted by Section 4.2(e), including any financings therefor, and (iv) as disclosed in the Covalence Disclosure Schedule.

(d)   Governing Documents. Covalence shall not amend or propose to amend its Certificate of Incorporation or Bylaws (except for amendments to its Certificate of Incorporation to eliminate series of Covalence Preferred Stock that are no longer outstanding) or, except as permitted pursuant to Section 4.2(e) or 4.2(f), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any person other than a wholly owned Subsidiary of Covalence.

(e)   No Acquisitions. Other than Acquisitions that (A) are listed on the Covalence Disclosure Schedules or (B)(1) would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby and (2) for which the fair market value of the total consideration paid by Covalence and its Subsidiaries in such Acquisitions does not exceed in the aggregate the amount set forth in the Covalence Disclosure Schedule, Covalence shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets; provided, however, that the foregoing shall not prohibit (i) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval or (ii) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement.

(f)   No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval, (ii) dispositions referred to in Covalence SEC Documents filed prior to the date of this Agreement or as disclosed in the Covalence Disclosure Schedule, (iii) securitization activities in the ordinary course of business consistent with past practice,

(iv) other activities in the ordinary course of business consistent with past practice, and (v) other dispositions of assets (including Subsidiaries) if the fair market value of the total consideration received therefrom does not exceed in the aggregate the amount set forth in the Covalence Disclosure Schedule, Covalence shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by Covalence and its Subsidiaries) which are material, individually or in the aggregate, to Covalence.

(g)   Indebtedness. Covalence shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of Covalence or any of its Subsidiaries or guarantee any long-term debt securities of others, other than (i) indebtedness incurred in connection with acquisitions permitted by Section 4.2(e), (ii) in replacement of existing or maturing debt, (iii) indebtedness of any Subsidiary of Covalence to Covalence or to another Subsidiary of Covalence or (iv) in the ordinary course of business consistent with past practice.

(h)   Other Actions. Covalence shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Covalence or on the Surviving Corporation following the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by applicable law) which would adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.1(d).

(i)   Accounting Methods. Covalence shall not change its methods of accounting in effect at December 31, 2006, except as required by changes in generally accepted accounting principles as concurred in by Covalence’s independent auditors.

(j)   Tax-Free Reorganization Treatment. Covalence shall not, and shall not permit any of its Subsidiaries to, intentionally take or cause to be taken any action, whether before or after the Effective Time, which would reasonably be expected to disqualify the Merger or the Operating Company Merger as a reorganization within the meaning of Section 368(a) of the Code.

(k)   Compensation and Benefit Plans. During the period from the date of this Agreement and continuing until the Effective Time, Covalence agrees as to itself and its Subsidiaries that, except as set forth in the Covalence Disclosure Schedule, it will not, without the prior written consent of Berry, (i) other than in the ordinary course of business, enter into, adopt, amend (except for such amendments as may be required by law) or terminate any Covalence Benefit Plan, or any other employee benefit plan or any agreement, arrangement, plan or policy between Covalence or a Subsidiary of Covalence and one or more of its directors or officers, (ii) except for normal payments, awards and increases in the ordinary course of business or as required by any plan or arrangement as in effect as of the date hereof, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of such party of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement or (iv) grant any stock option, restricted stock, restricted stock unit or other equity-related award pursuant to the Covalence Incentive Plan or otherwise on or after the date hereof.

(l)   No Liquidation. Covalence shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(m)   Other Agreements. Covalence shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.2.

4.3.   Transition. In order to facilitate the integration of the operations of Berry and Covalence and their Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Merger, each of Berry and Covalence shall, and shall cause its Subsidiaries to, consult with the other on all strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition. Each of Berry and Covalence shall, and shall cause its Subsidiaries to, make available to the other at its facilities and those of its Subsidiaries, where determined by Covalence or Berry, as the case may be, to be appropriate and necessary, office space in order to assist it in observing all operations and reviewing, to the extent not in violation of applicable laws, all matters concerning the affairs of the other party. Without in any way limiting the provisions of Section 5.2, Berry and Covalence, their respective Subsidiaries and their respective officers, employees, counsel, financial advisors and other representatives shall, upon reasonable notice to the other party, be entitled to review the operations and visit the facilities of the other party and its Subsidiaries at all times as may be deemed reasonably necessary by Covalence or Berry, as the case may be, in order to accomplish the foregoing arrangements.

4.4.   Advice of Changes; Government Filings. Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which would reasonably be expected to have, a material adverse effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VI or give rise to any right of termination under Article VII unless the underlying breach shall independently constitute such a failure or give rise to such a right. Berry and Covalence shall file all reports required to be filed by each of them with the SEC between the date of this Agreement and the Effective Time and shall deliver to the other party copies of all such reports promptly after the same are filed. Each of Berry and Covalence shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all the information relating to the other party, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that to the extent practicable it will consult with the other party hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

4.5.   Control of Other Party’s Business. Nothing contained in this Agreement (including, without limitation, Section 4.3) shall give Covalence, directly or indirectly, the right to control or direct the operations of Berry or shall give Berry, directly or indirectly, the right to control or direct the operations of Covalence prior to the Effective Time. Prior to the Effective Time, each of Berry and Covalence shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1.   Preparation of Joint Information Statement. As promptly as reasonably practicable following the date hereof, Covalence and Berry shall cooperate in preparing a mutually acceptable joint information statement relating to the matters to be submitted to the Berry stockholders and to the Covalence stockholders (such joint information statement, and any amendments or supplements thereto, the “Joint Information Statement”), to the extent required by the DGCL. Berry and Covalence, in reasonable consultation with the other, shall use their reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the Merger and each party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party which should be set forth in an amendment or supplement to the Joint Information Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly disseminated to the stockholders of Berry and Covalence.

5.2.   Access to Information. (a)   Upon reasonable notice, Berry and Covalence shall each (and shall cause each of their respective Subsidiaries to) afford to the other and to the representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts and records and, during such period, each of Berry and Covalence shall (and shall cause each of their respective Subsidiaries to) make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or the rules and regulations of self regulatory organizations (other than reports or documents which such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties will use reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)   The parties will hold any such information which is nonpublic in confidence, subject to the requirements of applicable law, and unless such information (i) is already in the receiving party’s possession, provided that such information is not known by the receiving party to be subject to another confidentiality agreement with or other obligation of secrecy to the disclosing party, (ii) becomes generally available to the public other than as a result of a disclosure by the receiving party or its representatives or (iii) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or their representatives, provided that such source is not known by the receiving party to be bound by a confidentiality agreement with or other obligation of secrecy to the disclosing party.

(c)   No such investigation by either Covalence or Berry shall affect the representations and warranties of the other.

5.3.   Reasonable Best Efforts. (a) Each of Berry and Covalence shall, and shall cause its Subsidiaries to, use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement as promptly as practicable, and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party which is required to be obtained or made by such party or any of its Subsidiaries in connection with the Merger and the transactions contemplated by this Agreement; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption will result in a condition or restriction on such party or on the Surviving Corporation having an effect of the type referred to in Section 6.1(d). Each of Berry and Covalence will promptly cooperate with and furnish information to the other in connection with any such efforts by, or requirement imposed upon, any of them or any of their Subsidiaries in connection with the foregoing.

(b)   Covalence agrees to execute and deliver, or cause to be executed and delivered by or on behalf of the Surviving Corporation, at or prior to the Effective Time, supplemental indentures and other instruments required for the due assumption of Berry’s outstanding debt, guarantees and other securities to the extent required by the terms of such debt, guarantees and securities and the instruments and agreements relating thereto.

(c)   Each of Berry and Covalence and their respective Boards of Directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger, or any other transactions contemplated hereby, use all reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement and the may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

5.4.   Equity Awards.

(a)   Berry Stock Options and SARs. At the Effective Time, each Berry Stock Option and each outstanding stock appreciation right with respect to shares of Berry Common Stock (each, a “Berry SAR”) issued pursuant to the Berry Incentive Plan and outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall cease to represent an option on, stock appreciation right with respect to, or other right to acquire, shares of Berry Common Stock and shall instead represent the right to purchase (in the case of Berry Stock Options) or a stock appreciation right with respect to (in the case of Berry SARs) a number of shares of Surviving Corporation Common Stock equal to the number of shares of Berry Common Stock subject to such Berry Stock Option or Berry SAR immediately prior to the Effective Time. The exercise price or base price per share of Surviving Corporation Common Stock subject to any such Berry Stock Option or Berry SAR at and after the Effective Time shall be equal to the exercise price or base price per share of Berry Common Stock subject to such Berry Stock Option or Berry SAR as of the date of grant of such Berry Stock Option or Berry SAR. At the Effective Time, the Surviving Corporation shall assume all of the further obligations of Berry under the Berry Incentive Plan. Following the Effective Time, each Berry Stock Option and Berry SAR will otherwise continue to be subject to the same terms and conditions set forth in the Berry Incentive Plan, the applicable grant agreements thereunder and any other relevant documentation immediately prior to the Effective Time, subject to the requirements of applicable law and such changes as the compensation committee of Berry shall approve. In the event that the Berry Exchange Ratio is adjusted pursuant to Section 2.2(i), the number of shares of Surviving Corporation Common Stock and the exercise price or base price therefore shall be equitably adjusted. As soon as practicable after the Effective Time, the Surviving Corporation shall deliver to the holders of Berry Stock Options, appropriate notices setting forth such holders’ rights pursuant to the Berry Incentive Plan and the agreements evidencing the grants of such Berry Stock Options and Berry SARs. The Surviving Corporation and Berry shall use all reasonable efforts to ensure that the Berry Stock Options and Berry SARs shall be exchanged or converted in a manner consistent with Sections 409A and 424(a) of the Code. Prior to the Effective Time, Berry shall take any other actions that are necessary to give effect to the provisions of this Section 5.4.

(b)   Covalence Stock Options. At the Effective Time, each option to purchase shares of Covalence Common Stock issued pursuant to the Covalence Incentive Plan and outstanding immediately prior to the Effective Time, whether or not then vested or exercisable (each, a “Covalence Stock Option”), shall be converted into an option exercisable for shares of Surviving Corporation Common Stock having the same terms and conditions as the Covalence Stock Option, subject to any adjustment in the performance metrics and targets underlying such Covalence Stock Options as permitted under the Covalence Incentive Plan (including such terms and conditions as may be incorporated by reference into the agreements evidencing the Covalence Stock Option pursuant to the plans or arrangements pursuant to which such Covalence Stock Option was granted), except that (i) the number of shares issuable upon exercise of each Covalence Stock Option shall be multiplied by the Covalence Common Stock Exchange Ratio (and rounded down to the nearest share) and (ii) the exercise price of each outstanding Covalence Stock Option shall be divided by the Covalence Common Stock Exchange Ratio (and rounded up to the nearest cent). The Surviving Corporation and Covalence shall use all reasonable efforts to ensure that the Covalence Stock Options shall be converted in a manner consistent with Sections 409A and 424(a) of the Code. Prior to the Effective Time, Covalence shall take any other actions that are necessary to give effect to the provisions of this Section 5.4.

(c)   Covalence Restricted Stock Unit Awards. At the Effective Time, each restricted stock unit granted under the Covalence Incentive Plan (collectively, the “Covalence RSUs”) shall be treated as provided for under the award agreement underlying such Covalence RSU, provided that the number of shares of Covalence Common Stock and Covalence Preferred Stock subject to such Covalence RSUs shall be adjusted in accordance with Sections 2.1(a)(iii) and 2.1(a)(iv).

(d)   The Surviving Corporation shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Surviving Corporation Common Stock for delivery upon exercise of Berry Stock Options, Berry SARs, Covalence Stock Options and Covalence RSUs assumed by it in accordance with this Section 5.4 and shall take any other actions that are necessary to give effect to the provisions of this Section 5.4.

5.5.   Fees and Expenses. If the Merger is not consummated, all costs and expenses incurred by the parties in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. If the Merger is consummated, all costs and expenses incurred by the parties in connection with this Agreement and the transactions contemplated hereby shall be paid by the Surviving Corporation.

5.6.   Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of Berry, Covalence or any of their respective Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Berry, Covalence or any of their respective Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (“Indemnified Liabilities”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Berry or Covalence, as applicable, pursuant to such entities’ Certificate of Incorporation, Bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of such entity and its Subsidiaries.

(b)   The Surviving Corporation shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this Section 5.6.

(c)   If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.6.

(d)   The provisions of this Section 5.6 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

5.7.   Public Announcements. Covalence and Berry shall consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

5.8.   Debt Refinancing. Covalence and Berry shall provide, shall cause their respective Subsidiaries and employees to provide and shall use their reasonable best efforts to cause their respective advisors, attorneys and auditors to provide, all reasonable cooperation in connection with the debt refinancing (the “Debt Refinancing”) contemplated by the debt commitment letter dated March 2, 2007, by and among Berry Plastics Holding Corporation, Bank of America, N.A., Banc of America Securities LLC, Goldman Sachs Credit Partners L.P., Citigroup Global Markets Inc., Credit Suisse, Credit Suisse Securities (USA) LLC, Deutsche Bank AG, New York Branch, Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc. and Lehman Brothers Inc. (the “Debt Commitment Letter”), including, without limitation, by (A) causing their appropriate officers, management and employees to be available, on reasonable advance notice, to meet with prospective lenders, rating agencies and investors in meetings, drafting sessions, presentations, road shows and due diligence sessions; (B) taking such actions as are reasonably necessary to maintain in effect the Debt Commitment Letter and to satisfy the conditions to the Debt Refinancing set forth therein; (C) cooperating with any marketing efforts for the Debt Refinancing; (D) using reasonable best efforts to assist in obtaining title insurance, lien waivers or surveys; (E) assisting (including by participating in drafting sessions) in the preparation of offering, information or syndication documents for the Debt Refinancing

(the “Offering Documents”); (F) using reasonable best efforts to assist in the pledging of collateral; (G) providing and executing customary documents, including without limitation guarantees, supplemental indentures and certificates; (H) using reasonable best efforts to assist in obtaining customary legal opinions or other certificates or documents (including without limitation customary certificate of the chief financial officer with respect to solvency); and (I) providing (x) the financial statements and financial information identified in the Debt Commitment Letter, (y) customary consents from their auditors for the use of any of their audit reports and SAS 100 reviews (including but not limited to by including such reports in the Offering Documents) and (z) such other financial information reasonably requested by the lenders of the Debt Refinancing.

5.9.   Management Agreements. As of no later than immediately prior to the Effective Time, Covalence shall terminate, as of the Closing Date, the management agreement, dated as of February 16, 2006, among Covalence, Covalence Specialty Materials Corp and Apollo Management V, L.P. without the payment of any additional fees thereunder and, on the Closing Date, the Surviving Corporation shall agree to be bound by the management agreement, dated as of September 20, 2006, among Berry, Berry Plastics Corporation, Apollo Management VI, LP and Graham Partners, Inc.

5.10.   Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

ARTICLE VI
CONDITIONS PRECEDENT

6.1.   Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)   Stockholder Approval. Berry shall have obtained the Required Berry Vote in connection with the adoption of the Merger Agreement, and Covalence shall have obtained the Required Covalence Vote in connection with the adoption of the Merger Agreement.

(b)   Other Approvals. Other than the filing provided for by Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods required from, any Governmental Entity which are necessary for the consummation of the Merger or those the failure of which to be obtained would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the Surviving Corporation, shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”) and all such Requisite Regulatory Approvals shall be in full force and effect.

(c)   No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity of competent jurisdiction which makes the consummation of the Merger illegal.

(d)   Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger by any Governmental Entity of competent jurisdiction which, in connection with the grant of a Requisite Regulatory Approval or otherwise, imposes any condition or restriction upon the Surviving Corporation or its Subsidiaries which would reasonably be expected to have a material adverse effect after the Effective Time on the present or prospective consolidated financial condition, business or operating results of the Surviving Corporation.

(e)   Solvency Opinion. Berry and Covalence shall have received opinions from Murray, Devine & Co., Inc., dated the date of the Berry Board Approval and the date of the Covalence Board Approval, in each case addressed to the respective boards of directors of Berry and Covalence, supporting the conclusion that, after giving effect to all of the transactions contemplated by this Agreement, including, without limitation, the Merger and the Operating Company Merger, the Surviving Corporation will be solvent.

(f)   Debt Refinancing. The Debt Refinancing shall be available for funding immediately prior to the Closing Date in the amounts and on the terms and conditions set forth in the Debt Commitment Letter.

6.2.   Conditions to Obligations of Covalence. The obligation of Covalence to effect the Merger is subject to the satisfaction of the following conditions unless waived by Covalence:

(a)   Representations and Warranties. The representations and warranties of Berry set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, subject to such exceptions as do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Berry or the Surviving Corporation following the Effective Time, and Covalence shall have received a certificate signed on behalf of Berry by the Chief Executive Officer and Chief Financial Officer of Berry to such effect.

(b)   Performance of Obligations of Berry. Berry shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Covalence shall have received a certificate signed on behalf of Berry by the Chief Executive Officer and Chief Financial Officer of Berry to such effect.

6.3.   Conditions to Obligations of Berry. The obligation of Berry to effect the Merger is subject to the satisfaction of the following conditions unless waived by Berry:

(a)   Representations and Warranties. Each of the representations and warranties of Covalence set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Covalence or the Surviving Corporation following the Closing Date, and Berry shall have received a certificate signed on behalf of Covalence by the Chairman and Chief Executive Officer and by the Chief Financial Officer of Covalence to such effect.

(b)   Performance of Obligations of Covalence. Covalence shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Berry shall have received a certificate signed on behalf of Covalence by the Chairman and Chief Executive Officer and the Chief Financial Officer of Covalence to such effect.

ARTICLE VII
TERMINATION AND AMENDMENT

7.1.   Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the Merger by the stockholders of Berry or Covalence:

(a)   by mutual consent of Covalence and Berry in a written instrument;

(b)   by either Covalence or Berry, upon written notice to the other party, if a Governmental Entity of competent jurisdiction which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to comply with Section 5.3 or any other provision of this Agreement has been the cause of, or resulted in, such action;

(c)   by either Covalence or Berry, upon written notice to the other party, if the Merger shall not have been consummated on or before the six-month anniversary of the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(d)   by either Covalence or Berry, upon written notice to the other party, if there shall have been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 6.2(a) or (b) or Section 6.3(a) or (b), as the case may be, and which breach has not been cured within 60 days following written notice thereof to the breaching party or, by its nature, cannot be cured within such time period; or

(e)   by either Covalence or Berry, if the Required Covalence Vote or Required Berry Vote shall not have been obtained.

7.2.   Effect of Termination. In the event of termination of this Agreement by either Berry or Covalence as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Covalence or Berry or their respective officers or directors, except with respect to Section 5.2(b), this Section 7.2 and Article VIII, which shall survive such termination and except that no party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

7.3.   Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Berry or of Covalence, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.4.   Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE VIII
GENERAL PROVISIONS

8.1.   Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

8.2.   Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a) if to Covalence, to

Covalence Specialty Material Holding Corp.
1 Crossroads Drive
Building A, 3rd Floor
Bedminster, New Jersey 07921
Attn: Marvin Schlanger
Telecopy No.: (908) 547-6119

with a copy to

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Andrew J. Nussbaum
Telecopy No.: (212) 403-2000

(b) if to Berry, to

Berry Plastics Group, Inc.
101 Oakley Street
Evansville, Indiana 47710
Attn: Ira G. Boots
Telecopy No.: (812) 421-9804

with a copy to

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Andrew J. Nussbaum
Telecopy No.: (212) 403-2000

8.3.   Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. The phrases “known” or “knowledge” mean, with respect to either party to this Agreement, the actual knowledge of such party’s executive officers.

8.4.   Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

8.5.   Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the confidentiality agreement between Berry and Covalence dated January 26, 2007, which shall survive the execution and delivery of this Agreement and (b) except as provided in Section 5.6, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

8.6.   Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

8.7.   Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.8.   Assignment. Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.9.   Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.9, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of the parties consents to service being made through the notice procedures set forth in Section 8.2 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 8.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.

8.10.   Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in the Section above, this being in addition to any other remedy to which they are entitled at law or in equity.

8.11.   WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, Covalence and Berry have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

COVALENCE SPECIALTY MATERIAL
HOLDING CORP.

By: /s/ Layle K. Smith
Name: Layle K. Smith
Title: Chief Executive Officer

BERRY PLASTICS GROUP, INC.

By: /s/ Ira G. Boots
Name: Ira G. Boots
Title: Chief Executive Officer